EXHIBIT A


                 STATE STREET BOSTON CORPORATION
           1994 STOCK OPTION AND PERFORMANCE UNIT PLAN



1.   Purpose

     The purpose of the 1994 Stock Option and Performance Unit Plan (the "Plan") is to advance the interests of State Street Boston Corporation and its Subsidiaries (the "Company") and its stockholders by authorizing the grant of Stock Options, Stock Appreciation Rights ("SARs") and Performance Units to certain Officers of the Company, thereby providing them with an incentive to devote their full abilities and industry to the success of the Company's business. Both Options intended to qualify as incentive stock options (as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code")) ("Incentive Stock Options"), and Options not intended to so qualify ("Nonqualified Options") may be granted under the Plan.

2.   Units Subject to the Plan

     The number of shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), that may be issued under the Plan shall not exceed three million five hundred thousand (3,500,000) shares, which is the number of shares to be reserved for issuance under the Plan. The number of Performance Units that may be issued under the Plan shall not exceed one million (1,000,000). To the extent consistent with continued qualification of the Plan under Section 422 of the Code and the performance-based remuneration provisions of Section 162(m) of the Code and the regulations thereunder, if any Option granted under the Plan shall terminate for any reason without having been exercised in full, the balance of the shares theretofore subject thereto shall again be available for the purposes of the Plan, except that such shares shall not be so available whenever such Option has been surrendered as a result of the exercise of a related SAR. To the extent consistent with qualification of the Plan under the performance based remuneration provisions of
Section 162(m) of the Code and the regulations thereunder, if payment is not made for any reason with respect to any Performance Units, the shares theretofore subject to the performance shall again be available for the purposes of the Plan. The number of shares of Common Stock and Performance Units is subject to adjustment in accordance with Paragraph 10.

3.   Administration

     A. The Committee. The Plan shall be administered by the Executive Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall be composed solely of three or more members of the Board of Directors who are "outside directors" under Section 162(m)(4)(C)(i) of the Code, and who are disinterested persons within the meaning of Rule 16b-3 of the Exchange Act.

     B. Committee Authority. Subject to the express provisions of the Plan, the Committee shall have the authority, in its discretion, to grant Options and SARs to Officers of the Company, to determine the number of shares covered by each such Option, to identify whether such Option is intended to qualify as an Incentive Stock Option, to determine the number of SARs and Performance Units to be granted, and to determine the terms of each such grant. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Officers, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall also have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to its administration, to determine the terms and provisions of the respective granting agreements or other documents (which need not be identical in respect of each Officer) and to make all other determinations necessary or advisable for the administration of the Plan. The "non-Officer Directors" of the Board of Directors shall approve all grants (and the terms thereof) to Officers who are directors of the Company upon recommendation of the Committee. For purposes of the Plan, a Director is a non-Officer Director if he or she is both an "outside director" within the meaning of Code
Section 162(m)(4)(C)(i) and a "disinterested person" within the meaning of Rule 16b-3 of the Exchange Act.

4.   Eligibility and Limitations

     Individuals eligible to receive awards under this Plan shall be such salaried officers as the Committee shall determine are in positions to contribute importantly to the success of the Company ("Officers"). No Officer shall be entitled to grants of (a) Options (including related SARs), whether or not exercised, in excess of an aggregate of five hundred thousand (500,000) shares over the term of the Plan, or (b) Performance Units intended to qualify for the performance-based exception to Section 162(m) of the Code in excess of an aggregate of two hundred fifty thousand (250,000) units over the term of the Plan, subject in each case to the provisions of Paragraph 10.

5.   Stock Options

     A. Option Price. The purchase price of the Common Stock under each Option shall be determined by the Committee, but shall be not less than the Fair Market Value as of the date of the grant of the Option.


     B. Exercise of Option. Subject to Paragraphs 8 and 14 hereof, an Option granted under the Plan shall become exercisable in whole or in part not less than one year after the date of grant and thereafter may be exercised in whole or in part at any time before it terminates according to the terms of the Option or under the provisions of the Plan. The Committee may, in its discretion, provide in the Option agreement for exercise in specific installments after the end of one year from the date of grant. In no case may an Option be exercised as to less than 50 shares at any one time, except when the number of remaining shares it covers is less than 50. The Committee shall be authorized to establish the manner and the effective date of the exercise of an Option. During an Optionee's lifetime, an Option may be exercised only by the Optionee or the Optionee's guardian or legal representative.

     C. Forms of Payment. In lieu of a cash payment to exercise an Option in whole or in part, an Optionee may tender shares of the Common Stock of the Company held for at least six months (or such other period as the Committee may approve) with a Fair Market Value equal to the exercise price of the Option being exercised. Unless the Committee determines otherwise, payment for any shares subject to an Option may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price, and, if required, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

     D. Termination of Option. No Option may be exercised to any extent after the Option terminates in any of the following ways:

          1. Each Option shall terminate upon exercise of such Option or related SAR in the manner provided in the Plan.

          2. Each Option shall terminate on the date to be determined by the Committee, which shall in no event be later than 10 years from the date of the Option grant.

          3. Unless otherwise provided by the Committee, if an Officer's employment terminates by reason of death, disability (as determined by the Company), or retirement at or after the normal or early retirement age under any retirement plan or supplemental retirement agreement maintained by the Company or any Subsidiary prior to exercise, expiration, surrender or cancellation of the Option or any related SAR, the Option and the related SAR shall remain exercisable after the date of such termination of employment in accordance with the applicable Option agreement whether or not such Option was exercisable at the time of such termination, and the Option or the related SAR may be exercised by the Officer or the person or persons to whom the Officer's rights shall pass by will or by the applicable laws of descent or distribution at such time and to the same extent that the Option or related SAR would have been exercisable had the Officer's employment not terminated; provided, however, that, unless otherwise provided, the Option shall terminate on the later of (i) one (1) year after the Option first becomes exercisable (if the Option is exercisable in one installment) and one (1) year after the last installment first becomes exercisable (if the Option is exercisable in more than one installment), and
(ii) one (1) year after the termination of employment.

            Unless otherwise determined by the Committee, if an Officer's employment terminates for any reason other than death, disability (as determined by the Company) or retirement prior to exercise, expiration, surrender or cancellation of the Option or the related SAR, (i) each such Option and related SAR not then exercisable shall terminate, (ii) each Option and the related SAR that is exercisable on the date of termination of employment shall terminate three (3) months from the date of such termination of employment, and (iii) if the Officer dies within the three-month period described in (ii), the Option and the related SAR shall expire one (1) year after the date of the Officer's termination, during which period the Option or the SAR may be exercised at any time by the person or persons to whom the Officer's rights shall pass by will or by the applicable laws of descent or distribution, but only to the extent it was exercisable on the date of such termination. In no event, however, may the provisions of this Paragraph 5D(3) cause an Option or related SAR to be exercised after the expiration date set out in the applicable Option or SAR agreement.

6.   Stock Appreciation Rights

     A. Grant of SARs. SARs may be granted under the Plan upon such terms and conditions as the Committee may prescribe, provided that a SAR may be granted only in connection with an Option granted under the Plan. The holder of a SAR shall have a right to receive the Spread on the date on which the SAR is exercised.

     B.  Exercise of SARs.

          1. SARs shall be exercisable at such time or times as may be determined by the Committee and, in each case, at such time as the related Option is exercisable, provided that a SAR shall not be exercisable prior to the time the related Option could be exercised.

          2. During an Officer's lifetime, a SAR may be exercised only by the Officer or the Officer's guardian or legal representative and only upon surrender of the related Option.
Shares covered by such surrendered Options shall not be available for granting further Options under the Plan.

          3. The Committee may impose other conditions upon the exercise of a SAR, including but not limited to a condition that the SAR may be exercised only in accordance with the rules and regulations adopted by the Committee from time to time. Such rules and regulations may govern the right to exercise SARs granted prior to the adoption or amendment of such rules and regulations as well as SARs granted thereafter. Without limiting the foregoing, the Committee may specify that SARs may be exercised by the holder or may be exercised automatically by the occurrence of an event, by the passage of time, or in any other way.

     C. Forms of Payment for SARs. Upon the exercise of a SAR and the surrender of the related Option, the Company shall give to the person exercising such SAR an amount equivalent to the Spread in cash, in shares of the Company's Common Stock, or in a combination thereof, as the Committee shall determine. Determination as to form of payment may be made at the time of granting the SAR, or any time thereafter, and may be changed from time to time.

     D. Limitation on Payments for SARs. Subject to Paragraph 6C above, the Committee may from time to time recommend, subject to Board approval, the maximum amount of cash or stock which may be given upon exercise of SARs in any year. Any such limitation on payments may be changed by the Committee from time to time with the approval of the non-Officer Directors of the Board provided that no such change shall require the holder to return to the Company any amount theretofore received upon the exercise of SARs.

     E. Termination of SARs. Unless otherwise terminated by the Committee, a SAR will terminate upon the termination of the related Option.

     F. Amendment, Suspension or Termination of SARs by the Board. Prior to or other than directly in connection with a Change of Control, the non-Officer Directors of the Board may at any time amend, suspend or terminate any SARs theretofore granted under the Plan, provided that the terms of any SAR after any amendment shall conform to the provisions of the Plan.

7.   Performance Units

     A. Grant of Performance Units. Performance Units may be granted by the Company under the Plan to Officers upon such terms and conditions as the Committee may determine consistent with this Paragraph 7. With respect to each grant of Performance Units, the Committee shall establish in accordance with Code
Section 162(m), if applicable, the following:

          1. The total number of Performance Units an Officer shall have the right to earn during the Performance Period. The maximum number of Performance Units that may be granted to any Officer in any grant intended to qualify for the performance-based exception to Section 162(m) with respect to any Performance Period shall, subject to the provisions of Paragraph 10, not exceed two hundred fifty thousand (250,000), which is the total number of Performance Units available to him or her over the term of the Plan, and in no event shall the total number of Performance Units awarded to all Officers exceed the aggregate number of Performance Units available under Paragraph 2.

          2. The commencement date and the duration of a Performance Period. Except as otherwise provided by the Committee, the Performance Period shall be two fiscal years, and the last day of the second fiscal year of any Performance Period shall be the Maturity Date. In no case, however, shall a Performance Period be shorter than one fiscal year or longer than five fiscal years.

          3. Performance Factors and Targets. An Officer will earn Performance Units based on the Company's performance during the Performance Period. Performance shall be measured based on one or more of the following Factors: (a) return on equity, (b) earnings per share, and (c) the Company's total shareholder return during the Performance Period compared to the total shareholder return of a market reference (e.g., the Standard & Poors 500, the Standard & Poors Financial Index). In connection with the grant of Performance Units, the Committee shall establish in writing specific Performance Targets in respect of each Factor; the relative weight to be accorded achievement of each Performance Target, and the market reference that will be used for purposes of (c) above. To the extent consistent with
Section 162(m), the Committee may provide in the terms of an award that return on equity and earnings per share be adjusted in order to eliminate the effect of extraordinary items. Extraordinary items are those items treated as extraordinary in accordance with generally accepted accounting principles.

     B.  Value of Performance Units.  The value of one
Performance Unit at Maturity Date shall be equal in value to the Fair Market Value of one share of Common Stock at said time, subject to any maximum value specified at the time of the grant.

     C. Form of Payment for Performance Units. Payment for Performance Units shall be made in cash equal to the Fair Market Value of a share of Common Stock after certification by the Committee consistent with Section 162(m) of the Code that the payment conforms to the Performance Targets and any other material terms of the grant. At the discretion of the Committee, payment for Performance Units may be made in a lump sum or in installments. Upon the election of the Officer, made prior to January 1 of the year in which the Maturity Date occurs, payment for Performance Units may be deferred upon such terms and conditions as the Committee may prescribe. Amounts deferred at the discretion of the Committee or in accordance with an election by an Officer shall earn interest annually at a rate equal to the effective yield to maturity on the 360-day Treasury bills with an issue date initially closest to the March 31st following the Maturity Date and with issue dates closest to March 31 of each succeeding year. In no event, however, shall the interest payable with respect to deferred Performance Unit payments be greater than the maximum interest rate, if any, permitted by
Section 162(m) of the Code, the regulations thereunder or interpretations thereof.

     D. Termination of Performance Units. Except as provided in Paragraph 7C or in Paragraph 14, in the event that, prior to the end of the relevant Performance Period, the employment of an Officer holding Performance Units terminates for any reason, the Performance Units held by him or her shall be forfeited in their entirety, except that such Performance Units may be paid in whole or in part to such former employee or the person or persons to whom his or her rights under the Performance Units shall pass by will or by the applicable laws of descent and distribution, but only when, if and to the extent that the Committee shall so determine, consistent with Section 162(m) of the Code, if applicable; provided, however, that any payment for such Performance Units, as so determined, may be adjusted to take into account the time between the date the Officer's employment so terminated and the end of the Performance Period.

8.   Acceleration and Cancellation

     With respect to any Option or SAR that has been outstanding for at least six months, the Committee may, subject to the approval of the non-Officer Directors of the Board, but not without the consent of the Officer, (a) authorize the acceleration of any Option or SAR, and (b) authorize the cancellation of all or any portion of an Officer's Option (whether or not the Option is then exercisable) and the payment to such Officer of the Spread determined on the date of cancellation, such payment to be made in shares of the Company's Common Stock valued at the Fair Market Value.

9.   Use of Proceeds

     Proceeds from the sale of stock pursuant to Options granted under the Plan shall constitute general funds of the Company.

10.  Adjustments Upon Changes in Stock

     In the event the outstanding shares of Common Stock shall be changed into or exchanged for any other class or series of capital stock or cash, securities or other property pursuant to a recapitalization, reclassification, merger, consolidation, combination or similar transaction, then each Option shall thereafter become exercisable and each Performance Unit adjusted for the number and/or kind of capital stock and/or the amount of cash, securities or other property so distributed, into which the shares of Common Stock subject to the Option would have been changed or exchanged had the Option been exercised, or the payment for the Performance Unit would have been made, in full prior to such transaction, provided that, if the kind or amount of capital stock or cash, securities or other property received in such transaction is not the same for each outstanding share of Common Stock, then the kind or amount of capital stock or cash, securities or other property for which the Option shall thereafter become exercisable shall be the kind and amount so receivable per share by a plurality of the shares of Common Stock, and provided further that if necessary, the provisions of the Option or Performance Unit shall be appropriately adjusted so as to be applicable, as nearly as may be, to any shares of capital stock, cash, securities or other property thereafter issuable or deliverable upon exercise of the Option or payment of the Performance Unit. Appropriate adjustments shall also be made in the terms of SARs to reflect such changes and to modify any other terms of outstanding Performance Units on an equitable basis, including modifications of Performance Targets and changes in the length of Performance Periods.

11.  Non-transferability

     Unless otherwise provided by the Committee, Options, SARs or Performance Units granted under the Plan may not be transferred except by will or the laws of descent and distribution.

12.  Conditions of Grants

     In the event that the employment of an employee holding any unexercised Option or SAR or any unearned Performance Units shall terminate, the rights of such employee to such Options, SARs or Performance Units shall be subject to the conditions that until any such Option or SAR is exercised or any such Performance Unit is earned, he or she shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association, or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company or any of its direct or indirect subsidiaries, and
(b) be available, unless the participant shall have died, at reasonable times for consultations at the request of the Company's management with respect to phases of the business with which the participant was actively connected during his or her employment. In the event that either of the above conditions is not fulfilled, the individual shall forfeit all rights to any unexercised Option or SAR or any unearned Performance Unit held as of the date of the breach of condition. Any determination by the Board of Directors that an individual is, or has, engaged in a competitive business or activity as aforesaid or has not been available for consultations as aforesaid shall be conclusive. Notwithstanding anything herein to the contrary, this Paragraph 12 shall be inapplicable following a Change of Control.

13.  No Loans to Holders of Options

     The Company may not directly or indirectly lend money to any individual for the purpose of assisting such individual to acquire or carry shares of Common Stock issued upon the exercise of Options granted under the Plan.

14.  Change of Control Provisions

     A. Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

          1. Acceleration of Options and SARs. Any Options and SARs outstanding as of the date such Change of Control is determined to have occurred, held by Optionees subject to Section 16 of the Exchange Act and Optionees who are parties to termination agreements with the Company, and which are not then exercisable shall become exercisable to the full extent of the original grant. Holders of Performance Units granted hereunder as to which the relevant Performance Period has not ended as of the date such Change of Control is determined to have occurred who are subject to Section 16 of the Exchange Act and holders who are parties to termination agreements with the Company shall be entitled at the time of such Change of Control to receive a cash payment per Performance Unit equal to the Fair Market Value of a share of the Company's Common Stock in the manner provided herein, on a pro rata basis, as measured by (a) the Company's performance against the Performance Target(s) in effect with respect to such Performance Unit awards as are outstanding at the time of the Change of Control and (b) the time elapsed over the Performance Period.

          2. Optional Cash-Out. During the 60-day period from and after a Change of Control, with respect to an Option that is unaccompanied by a SAR, an Optionee subject to Section 16 of the Exchange Act shall, unless the Committee shall determine otherwise at the time of grant, have the right, in lieu of the payment of the full Option price of the shares of Common Stock being purchased under the Option and by giving written notice to the Company in form satisfactory to the Committee, to elect (within such 60-day period) to surrender all or part of the Option to the Company and to receive in cash an amount equal to the Spread on the date of exercise multiplied by the number of shares of Common Stock granted under the Option as to which the right granted by this Paragraph 14A(2) shall have been exercised; provided, however, that if the Change of Control is within six months of the date of grant of a particular Option to an Optionee who is subject to Section 16 of the Exchange Act no such election shall be made by such Optionee with respect to such Option prior to six months from the date of grant. However, if the end of such 60-day period from and after a Change in Control is within six months of the date of grant of an Option held by an Optionee who is subject to Section 16 of the Exchange Act and the Optionee so elects, such Option shall be cancelled in exchange for a cash payment to the Optionee, effected on the day which is six months and one day after the date of grant of such Option, as the case may be, equal to the Spread multiplied by the number of shares of Common Stock granted under the Option.

          3. Requirement of Cash Settlement. A SAR related to an Option that does not qualify as an Incentive Stock Option which is exercised during the 60-day period from and after a Change of Control (i) held by an Optionee subject to Section 16 of the Exchange Act and which was granted at least six months prior to the date of exercise pursuant hereto, or (ii) held by an Optionee who is not subject to Section 16 of the Exchange Act shall be settled solely for cash at the Spread.

          4. Restriction on Application of Plan Provisions Applicable in the Event of Termination of Employment. After a Change of Control, Options and SARs shall remain exercisable following a termination of employment other than by reason of death, disability (as determined by the Company) or retirement for seven (7) months following such termination or until expiration of the original terms of the Option or SAR, whichever period is shorter.

          5. Restriction on Amendment. In connection with or following a Change of Control, neither the Committee nor the Board may impose additional conditions upon exercise or otherwise amend or restrict an Option, SAR or Performance Unit, or amend the terms of the Plan in any manner adverse to the holder thereof, without the written consent of such holder.

     Notwithstanding the foregoing, if any right granted pursuant to this Paragraph 14A would make a Change of Control transaction ineligible for pooling of interests accounting under applicable accounting principles that but for this Paragraph 14A would otherwise be eligible for such accounting treatment, the Committee shall have the authority to substitute stock for the cash which would otherwise be payable pursuant to this Paragraph 14A having a Fair Market Value equal to such cash.

     B. Definition of Change of Control. For purposes of the Plan, a "Change of Control" shall mean the happening of any of the following events:

          1. An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting
Securities: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or
(iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Paragraph 14B; or

          2. Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to such effective date, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

          3. Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination"); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination and
(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

         4. The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

     C. Fair Market Value; Spread. Notwithstanding any provision herein to the contrary, during the 60-day period from and after a Change of Control, "Fair Market Value" for purposes of (i) a SAR which is related to an Option that does not qualify as an Incentive Stock Option, (ii) a Performance Unit, or (iii) determinations under Paragraph 14A shall mean the higher of (A) the highest average of the reported daily high and low prices (as quoted in The Wall Street Journal or if The Wall Street Journal shall no longer publish such quotes, a newspaper having a national circulation) per share of the Common Stock during the 60-day period prior to the first date of actual knowledge by the Board of Directors of the Company of a Change of Control and (B) if the Change of Control is the result of a transaction or series of transactions described in Paragraph 14B(1) or (3), the highest price per share of the Common Stock paid in such transaction or series of transactions (which in the case of Paragraph 14B(1) shall be the highest price per share of the Common Stock as reflected in a Schedule 13D filed by the person having made the acquisition); provided, however, that with respect to an Optionee who is subject to Section 16 of the Exchange Act, if the Change in Control is within 240 days of the date of grant of an Option or SAR, then the Fair Market Value shall be in all cases the Fair Market Value of the Common Stock determined on the date such Option or SAR is exercised without regard to this Paragraph 14C.

     For purposes of the Plan during the 60-day period from and after a Change of Control, "Spread" means, with respect to a share of Common Stock, the excess of the Fair Market Value as defined in this Paragraph 14C over the Option exercise price.

15.  Amendment, Suspension and Termination of Plan

     The Board of Directors may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable in order that Options, SARs and Performance Units granted thereunder shall conform to any change in, or interpretation of, applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without stockholder approval either before or after Board action
(i) effectuate any change inconsistent with the qualification of awards as performance-based under Code Section 162(m) (unless the Committee determines that awards affected by such changes are not intended to qualify for the performance-based exception to
Section 162(m) of the Code) or (ii) effectuate any other change for which stockholder approval is required in order for the Plan to continue to qualify for the award of Incentive Stock Options under Section 422 of the Code and to continue to qualify under Rule 16b-3 promulgated under Section 16 of the Exchange Act. Unless the Plan shall theretofore have been terminated by the Board of Directors, no awards may be granted under the Plan after April 30, 1999 and provided, further, that in connection with or following a Change of Control the Board of Directors may not suspend or terminate the Plan or amend the Plan in any manner adverse to the holder of an Option, SAR or Performance Unit hereunder without the written consent of such holder. Awards granted prior to that time may extend beyond that date according to Plan provisions and award terms. No Option, SAR or Performance Unit may be granted during any suspension or after termination of the Plan. No amendment, suspension or termination of the Plan shall, without the Optionee's consent, adversely affect the rights or obligations under any Option theretofore granted to him or her under the Plan. Except as provided above in Paragraph 14 and this Paragraph 15, any rights or obligations with respect to SARs or to Performance Units may be suspended or terminated, and rights or obligations with respect to SARs may be altered, without the consent of the holder.

16.  Definitions and Other General Provisions

     A.   Board of Directors.  The term "Board of Directors" or
"Board" means the Board of Directors of State Street Boston
Corporation.

     B.   Exchange Act.  The term "Exchange Act" shall mean the
Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     C. Fair Market Value. For all periods other than during the 60-day period from and after a Change of Control, the term "Fair Market Value", when used in connection with Options and related SARs, means the value of a share of Common Stock equal to the average of the high and low prices on the date of the grant or the date of the exercise (whichever date is applicable), and when used in connection with Performance Units, means the value of a share of Common Stock equal to the average of the high and low prices on the ten trading days preceding the commencement of the Performance Period or the Maturity Date of the Performance Unit, or the value as determined by any other valuation method the Committee may establish. During the 60-day period from or after a Change of Control, "Fair Market Value" shall have the meaning specified in Paragraph 14.

     D. Option. The term "Option" means the right to purchase a share of the Company's Common Stock under the Plan.

     E. Person. "Person" shall mean any individual, group, corporation, partnership, company or other entity.

     F. Spread. For all periods other than during the 60-day period from and after a Change of Control, the term "Spread" means the excess of the Fair Market Value of a share of the Company's Common Stock over the option exercise price specified in the related Option. During the 60-day period from or after a Change of Control, "Spread" shall have the meaning specified in Paragraph 14.

     G. Subsidiary. The term "Subsidiary" shall mean any corporation, domestic or foreign other than the Company, of which 50% or more of the total combined voting power of all classes of stock is held by the Company or a subsidiary or subsidiaries thereof.

     H. Shares to be Delivered. The Common Stock issued under the Plan may consist either in whole or in part of shares of the Company's authorized but unissued Common Stock or shares of the Company's authorized and issued Common Stock reacquired by the Company and held in its treasury. No fractional shares of Common Stock shall be issued, and the Committee shall determine whether cash shall be given in lieu of such fractional shares or whether and how such fractional shares shall be eliminated.

     I. Employment. Options granted under the Plan shall not be affected by any change of employment so long as the holder continues to be an eligible employee of the Company. The Option agreements may contain such provisions as the Committee shall approve with reference to the effect of approved leaves of absence. Nothing in the Plan or in any grant pursuant to the Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate the holder's employment at any time.

     J. Grants. Nothing contained in the Plan or in any resolution adopted by the Board of Directors, the Committee, or any other committee of the Board, or the holders of Common Stock of the Company or any action, except the specific granting of Options, SARs or Performance Units, shall constitute the granting of any award under the Plan. The granting of an award pursuant to the Plan shall take place as recommended by the Committee and approved by the non-Officer Directors of the Board with respect to Officers who are directors and by the Committee with respect to other Officers. Awards will be evidenced by written instruments. Such instruments may be in the form of agreements to be executed by both the Officer and the Company, or certificates, letters or similar instruments, which need not be executed by the Officer but acceptance of which will evidence agreement to the terms thereof.

     K. Rights as a Stockholder. The holder of an Option or a SAR or a person granted Performance Units shall have none of the rights of a stockholder with respect to the related stock until such stock has been issued to the holder.

     L. Withholding. The Company will withhold from any cash payment made pursuant to an award an amount sufficient to satisfy all federal, state and local withholding tax requirements. In the case of an award pursuant to which Common Stock may be delivered, the Committee will have the right to require that the Officer or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Common Stock. If and to the extent that such withholding is required, the Committee may permit the Officer or such other person to elect at such time and in such manner as the Committee provides to have the Company hold back from the shares to be delivered, or to deliver to the Company, Common Stock having a value, taken at Fair Market Value, calculated to satisfy the withholding requirement.

     If at any time an Incentive Stock Option is exercised the Committee determines that the Company could be liable for withholding requirements with respect to a disposition of the Common Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the Incentive Stock Option agree (i) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code) of Common Stock received upon exercise, and (ii) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Committee to preserve the adequacy of such security.

     M. Other Plans. The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for employees.

17.  Employees Abroad

     Options granted hereunder to Officers of the Company, or a Subsidiary, who reside outside the United States shall, at the discretion of the Committee, be subject to such additional terms and conditions as may be necessary or appropriate to qualify as an approved share option under the applicable laws and regulations of the country of residence.

18.  Effectiveness of the Plan

     The effective date of the Plan is December 16, 1993, the date of its adoption by the full Board subject to stockholder approval within 12 months after approval by the Board. Options, SARs and Performance Units may be granted prior to stockholder approval of the Plan but subject to such approval. If stockholder approval of the Plan is not obtained within said period the Plan shall terminate and any Options, SARs and Performance Units granted shall be null and void.